Exhibit 10.12

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by

National Cancer Institute

an Institute, Center, or Division (hereinafter referred to as the “ICD”) of the

NIH

and

GlobeImmune, Inc.,

hereinafter referred to as the “Collaborator”,

having offices at 1450 Infinite Drive., Louisville, CO 80027,

created and operating under the laws of the State of Delaware.

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

Article 1 Introduction

This CRADA between ICD and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 21). The official contacts for the Parties are identified on the Contacts Information Page (page 22). Publicly available information regarding this CRADA appears on the Summary Page (page 23). The research and development activities that will be undertaken by ICD and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

Article 2 Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Drug Experience” or “ADE” means an Adverse Event associated with the use of the Test Article, that is, an event where there is a reasonable possibility that the Test Article may have caused the event (a relationship between the Test Article and the event cannot be ruled out), in accordance with the definitions of 21 C.F.R. Part 305, 310, or 312, or other applicable regulations.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject administered Test Article. An AE does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. See FDA Good Clinical Practice Guideline (from International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25, 691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

“Annual Report” means the report of progress of an IND-associated investigation that ICD, as the IND Sponsor, must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R.§ 312.33).

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan. The term “Collaborator Materials” does not include “Test Article” (defined below).

“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that the information does not include:

(a)	information that is publicly known or that is available from public sources;

(b)	information that has been made available by its owner to others without a confidentiality obligation;

(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Data” means all recorded information first produced in the performance of the Research Plan.

“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

“CRADA Principal Investigator(s)” or “CRADA PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan. The CRADA PI may also be a Clinical Investigator.

“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Drug Master File” or “DMF” is described in 21 C.F.R. Part 314.420. A DMF is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“Government” means the Government of the United States of America.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)	data through intervention or interaction with the individual; or

(b)	Identifiable Private Information.

“ICD Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by ICD and used in the performance of the Research Plan.

“IND” means an “Investigational New Drug Application”, filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Protocol” means the formal, detailed description of a study to be performed as provided for in the Research Plan. It describes the objective(s), design, methodology, statistical considerations, and organization of a trial. For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study.

“Raw Data” means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA.

“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties, The Research Plan should describe the provisions for sponsoring the IND, clinical and safety monitoring, and data management.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles, and is sometimes referred to as the IND holder.

“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research performed under this CRADA are described in Appendix A.

“Summary Data” means any extract or summary of the Raw Data, generated either by, or on behalf of, ICD or by, or on behalf of, Collaborator. Summary Data may include extracts or summaries that incorporate IPI.

“Test Article” means, in accordance with 21 C.F.R. 50.3 (j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan. The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product.

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 3 Cooperative Research and Development

3.1	Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page, unless specifically stated elsewhere in the Agreement. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

3.2	Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3	Use and Disposition of Collaborator Materials and ICD Materials. The Parties agree to use Collaborator Materials and ICD Materials only in accordance with the Research Plan and Protocol(s), not to transfer these materials to third parties except in accordance with the Research Plan and Protocol(s) or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4	Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

3.5	Disclosures to ICD. Prior to execution of this CRADA, Collaborator agrees to disclose to ICD all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with the definition in Article 2 and Paragraphs 8.3 and 8.4.

3.6	Clinical Investigator Responsibilities. The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to the IRB. In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the IRB before

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

starting the research. The research will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties. Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the IRB.

3.7	Investigational Applications.

3.7.1	If an IND is required, ICD will be the IND Sponsor and will submit an IND. All Clinical Investigators must have completed registration documents on file (1572 forms).

3.7.2	When ICD files the IND, Collaborator agrees to provide ICD background data and information necessary to support the IND. Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings sponsored by Collaborator. Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to ICD by the Collaborator pursuant to this Article 3.

3.7.3	If Collaborator supplies Confidential Information to ICD in support of an IND filed by ICD, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4	Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA. These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan, for example, by competing for the same study population. All data from those clinical trials are proprietary to Collaborator for purposes of this CRADA.

3.8	Test Article Information and Supply. Collaborator agrees to provide ICD without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade Test Article (and, as required by the Protocol(s), Placebo) to complete the clinical trial(s) agreed to and approved under this CRADA. Collaborator will provide a Certificate of Analysis to ICD for each lot of the Test Article provided.

3.9	Test Article Delivery and Usage. Collaborator will ship the Test Article and, if required, Placebo to ICD in containers marked in accordance with 21 C.F.R. § 312.6. ICD agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol(s) and applicable FDA regulations. In addition, ICD agrees that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the conduct of the CRADA research and development activities. Furthermore, ICD agrees that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator. Pharmacy contacts at ICD will be determined by ICD and communicated to Collaborator.

3.10	Monitoring. Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times, ICD will permit Collaborator or its designee(s) to monitor the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)) and the Protocol(s).

3.11	FDA Meetings/Communications. All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. ICD will provide Collaborator with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

Article 4 Reports

4.1	Interim Research and Development Reports. The CRADA PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

4.2	Final Research and Development Reports. The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3	Fiscal Reports. If Collaborator has agreed to provide funding to ICD under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, ICD will submit to Collaborator a statement of all costs incurred by ICD for the CRADA. If the CRADA has been

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

terminated, ICD will specify any costs incurred before the date of termination for which ICD has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4	Safety Reports. In accordance with FDA requirements ICD, as the IND Sponsor, will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable regulations. In the conduct of research under this CRADA, the Parties will comply with specific ICD guidelines and policies for reporting ADEs and AEs, as well as procedures specified in the Protocol(s). ICD must provide Collaborator with copies of all Safety Reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

4.5	Annual Reports. ICD will provide Collaborator a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8.

Article 5 Staffing, Financial, and Materials Obligations

5.1	ICD and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits ICD from providing funds to Collaborator for any research and development activities under this CRADA.

5.2	ICD Staffing. No ICD employees will devote 100% of their effort or time to the research and development activities under this CRADA. LCD will not use funds provided by Collaborator under this CRADA for ICD personnel to pay the salary of any permanent ICD employee. Although personnel hired by ICD using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3	Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund ICD under this CRADA. If Collaborator has agreed to provide funds to ICD then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, ICD will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. ICD will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.4	Capital Equipment. Collaborator’s commitment, if any, to provide ICD with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to ICD the capital equipment or provides funds for ICD to purchase it, then ICD will own the equipment. If Collaborator loans capital equipment to ICD for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and ICD will not be liable for any damage to the equipment.

Article 6 Intellectual Property

6.1	Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all CRADA Materials developed jointly.

6.2	Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventor ship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3	Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject. Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the [INSERT into Agency’s model as appropriate: National Institutes of Health, Food and Drug

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Administration, Centers for Disease Control and Prevention], an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4	Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

6.5	Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7 Licensing

7.1	Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2	Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be

PHS ICT-CRADA	Case Ref. No.	MODEL ADOPTED 2005

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3	Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the ICD Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

7.4	Government License in ICD Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by ICD or jointly by ICD and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5	Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.6	Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive license to a CRADA Subject Invention made solely by an ICD employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

7.7	Third-Party Rights In ICD Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an ICD employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

7.8	Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator. If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements. The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8 Rights of Access and Publication

8.1	Right of Access to CRADA Data and CRADA Materials. ICD and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan. If Collaborator possesses any human biological specimens from clinical trials under the CRADA, the specimens must be handled as described in the Protocol or as otherwise directed by ICD before the termination date of the CRADA.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2	Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed.

8.2.1	CRADA Data.

Collaborator and ICD will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

8.2.2	CRADA Materials.

Collaborator and ICD will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts”, December 1999, available at http://ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, or were created using a patent-pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

8.3	Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all this information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4	Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5	Human Subject Protection. The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46, and all research to be performed under this CRADA will conform to applicable federal laws and regulations. Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/).

8.6	Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or three (3) years after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7	Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and three (3) days to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application.

Article 9 Representations and Warranties

9.1	Representations of ICD. ICD hereby represents to Collaborator that:

9.1.1	ICD has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that ICD’s official signing this CRADA has authority to do so.

9.1.2	To the best of its knowledge and belief, neither ICD nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should ICD or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, ICD will notify Collaborator within thirty (30) days of receipt of final notice.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to ICD that:

9.2.1	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2	Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify ICD within thirty (30) days of receipt of final notice.

9.2.3	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

9.2.4	The Test Article provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211 and ICH QA7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

Article 10 Expiration and Termination

10.1	Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. ICD and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3	Unilateral Termination. Either ICD or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. ICD may, at its option, retain funds transferred to ICD before unilateral termination by Collaborator for use in completing the Research Plan. If Collaborator terminates this Agreement before the completion of all approved or active Protocol(s), then Collaborator will supply enough Test Article (and Placebo, if applicable) to complete these Protocol(s) unless termination is for safety concerns.

10.4	Funding for ICD Personnel. If Collaborator has agreed to provide funding for ICD personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to ICD for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.5	New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that ICD will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

10.6	Collaborator Failure to Continue Development. If Collaborator suspends development of the Test Article without the transfer of its active development efforts, assets, and obligations to a third party within ninety (90) days of discontinuation, Collaborator agrees that ICD may continue developing the Test Article. In that event, the following will apply:

10.6.1	Collaborator agrees to transfer to ICD all information necessary to enable ICD to contract for the manufacture of the Test Article and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Test Article (and Placebo, if any) in Collaborator’s inventory to ICD.

10.6.2	Further, Collaborator hereby grants to ICD a nonexclusive, irrevocable, world-wide, paid-up license to practice, or have practiced for or on behalf of the Government, any Background Invention that Collaborator may currently have or will obtain on the Test Article, its manufacture, or on any method of using the Test Article for the indication(s) described in the Research Plan, including the right to sublicense to third parties.

Article 11 Disputes

11.1	Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the CRADA Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2	Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 12 Liability

12.1	NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2	Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by ICD employees under this CRADA, unless due to the negligence or willful misconduct of ICD, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that ICD, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

12.3	Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13 Miscellaneous

13.1	Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2	Compliance with Law. ICD and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HHS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory

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animals (7 U.S.C. § 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). ICD and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from ICD is properly licensed to receive the “select agent or toxin”.

13.3	Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6	Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the CRADA Principal Investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7	Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder will be assigned or otherwise transferred by either Party without the prior written consent of the other Party. This CRADA will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.8	Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.9	Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10	Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least five (5) business days before publication. Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12	Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by ICD, or ICD Materials, or ICD’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13	Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.14	Survivability. The provisions of Paragraphs 3.3, 3.4, 3.8, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM,

FOR ICD:

/s/ Anna D. Barker	4/29/08
Signature	Date

Typed Name: Anna D. Barker, Ph.D.
Title: Deputy Director, NCI

FOR COLLABORATOR:

/s/ Jeffrey Rona	5/8/08
Signature	Date

Typed Name: Jeffrey Rona
Title: Chief Business Officer

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

CONTACTS INFORMATION PAGE

CRADA Notices

For ICD:	For Collaborator:

Technology Transfer Center	Chief Medical Officer
National Cancer Institute	Attn: Dr. David Apelian
Rockville, MD 20852	1450 Infinite Dr.
Phone: 301-496-0477	Louisville, CO 80027
Fax: 301-402-2117	Phone: 303-625-2860
Fax: 303-625-2710

Patenting and Licensing

For ICD:	For Collaborator (if separate from above):

Division Director, Division of Technology Development and Transfer	Chief Medical Officer
NIH Office of Technology Transfer	Attn: Jeffrey Rona
6011 Executive Boulevard, Suite 325	1450 Infinite Dr.
Rockville, Maryland 20852-3804	Louisville, CO 80027
Tel: 301-496-7057	Phone: 303-625-2720
Fax: 301-402-0220	Fax: 303-625-2710

Delivery of Materials Identified In Appendix B (if any)

For ICD:	For Collaborator:

Dr. Jeffrey Schlom	Vice President Research & Development
10 Center Drive, MSC 1750	Attn: Dr. Alex Franzusoff
Building 10, Room 8B09	1450 Infinite Dr.
Bethesda, MD 20892	Louisville, CO 80027
Phone: 301-496-4343	Phone: 303-625-2830
Fax: 301-496-2726	Fax: 303-625-2710
Email: js141c@nih.gov	Email: alex.franzusoff@globeimmune.com

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

CONTACTS INFORMATION PAGE

CRADA Notices

SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,

RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA: Preclinical and Clinical Development of GlobeImmune, Inc.’s Proprietary Yeast-Based Tarmogens Expressing Tumor-Associated Antigens for Cancer Immunotherapy

PHS [ICD] Component: ICD CRADA Principal Investigator:	National Cancer Institute, NIH Jeffrey Schlom, Ph.D.

Collaborator: Collaborator CRADA Principal Investigator:	GlobeImmune, Inc. Alex Franzusoff, Ph.D.

Term of CRADA:	Five (5) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

GlobeImmune, Inc. and the National Cancer Institute, National Institutes of Health, will collaborate under a Cooperative Research and Development Agreement on the preclinical and clinical development of GlobeImmune’s proprietary yeast-based Tarmogens expressing tumor-associated antigens as potential vaccines for the prevention and/or therapy of a range of human cancers.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX A

RESEARCH PLAN

TITLE OF CRADA

Preclinical and Clinical Development of GlobeImmune, Inc.’s Proprietary Yeast-Based

Tarmogens Expressing Tumor-Associated Antigens for Cancer Immunotherapy

NCI, NIH Principal Investigator

Jeffrey Schlom, Ph.D.

Laboratory of Tumor Immunology and Biology (LTIB), Center for Cancer Research

(CCR), National Cancer Institute (NCI)

Collaborator Principal Investigator

Alex Franzusoff, Ph.D.

Vice-President of Research and Development

GlobeImmune, Inc.

Term of CRADA

Five (5) years from the Effective Date.

GOAL OF THIS CRADA

The principal goal of this CRADA is to evaluate the potential therapeutic benefit of administering GlobeImmune, Inc.’s proprietary whole recombinant heat-killed yeast vaccine (referred to herein as “Tarmogens” ((Targeted Molecular Immunogens)) expressing NCI-supplied tumor antigens for the treatment and/or prevention of cancer in animals and in humans. Activities under this CRADA will involve the cooperation and collaboration of LTIB at NCI and the Division of Cancer Treatment and Diagnosis (DCTD) at NCI.

The subject matter of this CRADA including any in vitro and in vivo testing conducted by Dr. Jeffrey Schlom is strictly limited to the development of vaccines that utilize NCI’s proprietary tumor associated antigens and GlobeImmune, Inc.’s proprietary Tarmogens.

The objectives of this CRADA will be divided into two parts:

Part I:	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Part II:	[*]

INTRODUCTION

Dr. Jeffrey Schlom and his colleagues at the LTIB have developed a number of preclinical models and vaccine strategies to investigate the therapeutic benefits of cancer vaccines against cancer. In these approaches, TAAs which are primarily expressed in human tumor cells and not expressed or minimally expressed in normal tissues have been employed to generate a tumor-specific immune response that results in tumor destruction. The LTIB scientists have extensive experience in preclinical models in the analysis of immune responses directed against a range of TAAs. They have the demonstrated ability to analyze a range of immune cell subsets, including CD4, CDS, Natural Killer (NK), and regulatory T cells.

The LTIB scientists also have extensive experience in: (A) The development and use of animal models to analyze both the immune response and the therapeutic efficacy of cancer vaccines. They have developed animal models in which the tumors express self antigens so that one can assess the ability of a vaccine to break immune tolerance. They have also developed animal models involving subcutaneous tumors, lung metastasis, orthotopic renal cell cancers, and spontaneous mammary carcinomas. (B) The design and evaluation of vaccine combination therapy regimens, including the use of vaccines with chemotherapeutic agents, small molecule targeted therapeutics, monoclonal antibodies, external beam radiation, chelated radionuclides, and cytokines. (C) The modification of human TAAs to enhance their immunogenicity and in the development of subsequent agonist epitopes of those TAAs]. (D) The analysis of human TAAs for their ability to activate human T-cell responses in vitro. (E) The planning and carrying out of clinical trials involving cancer vaccines as monotherapy or in combination therapies for a range of human cancers. (F) And the analysis of immune responses of patients both pre- and post-vaccination.

GlobeImmune, Inc. has developed a unique technology of recombinant yeast-based vaccines termed Tarmogens. In the context of this CRADA only, Tarmogens are whole, recombinant Saccharomyces cerevisiae yeast genetically modified to express one or more protein targets that stimulate the immune system against diseased cells. The whole yeast, with the antigen(s) expressed inside, is the product that is administered to the patient.

BACKGROUND

It has been shown that human tumors express a range of antigens that are overexpressed or uniquely expressed as compared to normal human adult tissues. This information can be exploited by inducing the immune system to generate an immune response to these TAAs by the use of recombinant vaccines expressing these TAAs. One of the major problems of this approach, however, is that many of these “self” antigens are weakly immunogenic. Thus, strategies must be developed in which the presentation of these antigens to the immune system results in far greater activation of immune responses than would be achieved naturally in the host. The generation of a vehicle that would enhance the presentation of a given TAA to the immune system would be a major step forward toward the development of a vaccine for the therapy and/or prevention of a range of human cancers.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Yeast delivered tumor antigens activate innate immunity as well as antigen-specific immune responses. The use of yeast-based vaccines has been shown to be effective for cancer immunotherapy in preclinical animal models. A Phase I trial performed by GlobeImmune, Inc., outside the scope of this CRADA, demonstrated that administering GI-4000 yeast Tarmogens expressing a mutated Ras gene was well-tolerated (i.e. no drug-related serious adverse events; only adverse events confined to self-resolving injection site reactions and mild constitutional symptoms) and was immunogenic in 33 subjects with metastatic colorectal and pancreas cancer. Additionally, two other clinical studies, outside the scope of this CRADA, are being performed by GlobeImmune, Inc. A randomized, placebo-controlled Phase 2 trial is underway at multiple centers to test GI-4000 mutated Ras-expressing yeast in combination with adjuvant gemcitabine in subjects with newly resected pancreas cancer. In addition, the GI-5005 yeast Tarmogen expressing two hepatitis C virus (HCV) proteins is being tested in a randomized, placebo-controlled Phase 1b trial in subjects with chronic HCV infection. The interim results from that trial confirm that administration of yeast-based immunotherapeutic products is well-tolerated and immunogenic for yeast-expressed antigens in humans. The dual contributions to immune activation arise from the inherent “adjuvant-like” properties of yeast combined with direct delivery of the expressed tumor antigen for processing and presentation to the immune system.

GlobeImmune, Inc. and the LTIB, have recently carried out a series of collaborative studies on the generation and analysis of yeast-based vaccines in preclinical models under a CRADA Letter of Intent (LOI) that was executed August 15, 2007. This has resulted in a recently completed study, submitted for publication, which demonstrated the effects of treatment with recombinant yeast on murine immature dendritic cells (DCs). Yeast expressing human CEA as a model antigen was studied. CEA is overexpressed in a number of epithelial ductal cancers, including non-small cell lung, gastrointestinal (colorectal, pancreas), breast, and ovarian cancers. Injection of mice subcutaneously with yeast-CEA resulted in rapid increases in Major Histocompatibility Complex (MHC) class II+ cells and total antigen-presenting cells in draining lymph nodes. Post-treatment with yeast-CEA, DCs rapidly elevated both MHC class I and II, numerous costimulatory molecules and other DC maturation markers, and secreted a range of Type I inflammatory cytokines. Gene expression arrays also revealed the rapid up-regulation of numerous cytokine and chemokine mRNAs, as well as genes involved in signal transduction and antigen uptake. Functional studies demonstrated enhanced allospecific reactivity of DCs following treatment with yeast-CEA or control yeast. Lastly, treatment of DCs with yeast-CEA resulted in specific activation of CEA-specific CDS+ T cells in an MHC-restricted manner.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In a second study conducted under the LOI, experiments were performed to determine if vaccination of CEA-transgenic mice (wherein CEA is a self-antigen) with yeast-CEA elicits CEA-specific T-cell responses and antitumor activity; these results have recently been submitted for publication. CEA-transgenic mice were vaccinated with yeast-CEA, and CD4+ and CD8+ T-cell responses were assessed after one and multiple administrations or vaccinations at multiple sites per administration. Antitumor activity was determined by tumor growth and overall survival in both pulmonary metastasis and subcutaneous pancreatic tumor models. These studies demonstrated that recombinant yeast can indeed break tolerance and that a) yeast-CEA constructs can elicit both CEA-specific CD4+ and CD8+ T-cell responses; b) repeated yeast-CEA administration causes increased antigen-specific T-cell responses after each vaccination; c) vaccination with yeast-CEA at multiple sites induces a greater T-cell response than the same dose given at a single site; and d) tumor-bearing mice vaccinated with yeast-CEA show a reduction in tumor burden and increased overall survival compared to mock-treated or control yeast-vaccinated mice in both pulmonary metastasis and subcutaneous pancreatic tumor models. Thus vaccination with a heat-killed recombinant yeast construct expressing the tumor-associated antigen CEA induces CEA-specific immune responses, reduces tumor burden, and extends overall survival in CEA-transgenic mice. These studies thus support the rationale for the incorporation of recombinant yeast-CEA and other recombinant yeast constructs in cancer immunotherapy protocols.

In recent studies conducted under the LOI (manuscript in preparation), it was demonstrated that yeast-CEA is extremely efficient in activating human DCs. Yeast-CEA treated human DCs were shown to upregulate a range of human T-cell costimulatory molecules and to increase the expression of a range of proinflammatory cytokines, including IL-12, TNF-alpha, and interferon-gamma. Gene expression profiles of human DCs treated with yeast-CEA revealed increased expression of numerous genes involved in the production of chemokines, cytokines, and genes related to antigen uptake, antigen presentation and signal transductions. It was also demonstrated that human DCs treated with yeast-CEA can activate CEA-specific human T-cell lines capable of lysing human tumor cells expressing CEA. Collectively, the three studies described above support the scientific rationale for the use of recombinant yeast in vaccination protocols for cancer or infectious diseases.

WORK SCOPE OF CRADA

Part I:	[*]

Part II:	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DESCRIPTION OF THE CONTRIBUTIONS AND RESPONSIBILITIES OF

THE PARTIES

[*]

DESCRIPTION OF RELATED NCI-GLOBEIMMUNE, INC. AGREEMENTS

There are no active Cooperative Research and Development Agreements (CRADAs) between NCI and GlobeImmune, Inc.

The Letter of Intent for CRADA #02264 that was executed on August 15, 2007 (expiration date of August 15, 2008, amendment to LOI extended term for additional six months) by GlobeImmune, Inc. and NCI and the four agreements that were superseded by the Letter of Intent are superseded and succeeded by the terms of this CRADA upon execution of the CRADA.

The agreements that were previously superseded by the Letter of Intent include:

1)	Material Transfer Agreement # 1-23623-07

Materials: A2 CEA tetramer and A2 mesothelin tetramer

NCI PI: Jeffrey Schlom

Execution Date: May 11, 2007

2)	Collaboration Agreement #1-23090-07

Materials: mesothelin, NGEP, CAP-C, and brachyury antigen cDNAs; and

MLV gp70 plasmid

NCI PI: Jeffrey Schlom

Expiration Date: June 1, 2008

3)	Collaboration Agreement #1-17530-04

Materials: CEA cDNA clone

NCI: PI Jeffrey Schlom

Expiration Date: August 2, 2006

4)	Confidential Disclosure Agreement # 2-05675-07

Project: Yeast based vaccines for immunotherapy

NCI PI: Jeffrey Schlom

Expiration Date: October 11, 2009

INTELLECTUAL PROPERTY OF THE PARTIES

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

REFERENCES

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL	GlobeImmune, Inc.-NCI CRADA # 02264

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS

OF THE PARTIES

Staffing Contributions:

[*]

Clinical Data Collection Support:

[*]

Support for IB Distribution, IND and IND Amendments:

[*]

Funding Contributions:

[*]

Materials/Equipment Contributions:

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL	GlobeImmune, Inc.-NCI CRADA # 02264

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX C

MODIFICATIONS TO THE MODEL INTRAMURAL-PHS CLINICAL CRADA

(Additions are indicated by underline, deletions by strike-out)

Amend Article 1 to read as follows:

Article  1. Introduction

This CRADA between ICD and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 21). The official contacts for the Parties are identified on the Contacts Information Page (page 22). Publicly available information regarding this CRADA appears on the Summary Page (page 23). The research and development activities that will be undertaken by ICD and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C. A Letter of Intent (“LOI”) to enter into this CRADA was executed by the Parties, as of August 15, 2007, which LOI is attached hereto as Appendix D. Articles 2, 6, 7, 8, and 9 of the Model PHS CRADA shall be deemed to have become effective between the Parties on the date of execution of the LOI and shall survive through the Effective Date of this CRADA; provided, that as of the Effective Date, such LOI and the Model PHS CRADA terms shall be of no further force or effect and shall be superseded by the terms of this CRADA. The Research Plan of this CRADA hereby replaces and supersedes the Research Plan of the LOI.

Amend, Delete, or Add the following definitions in Article 2, as applicable:

“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that the information does not include:

(a)	information that is publicly known or that is available from public sources;

(b)	information that has been made available by its owner to others without a confidentiality obligation;

(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan

; in each case, to the extent shown by the receiving Party through competent written evidence.

“CRADA Year” means for the initial year of this CRADA, the time period beginning on the Effective Date and ending twelve (12) months thereafter, and for each subsequent year of this CRADA, shall mean the period beginning on the anniversary date of the Effective Date and ending twelve (12) months thereafter.

“CTEP” means the Cancer Therapy Evaluation Program, DCTD, NCI. “DCTD” means Division of Cancer Treatment and Diagnosis, NCI.

“Party” means either Collaborator or ICD, as applicable, and together Collaborator and ICD may be collectively referred to herein as the “Parties”.

“Protocol” means the formal, detailed description of a clinical study to be performed as provided for in the Research Plan under this CRADA. It describes the objective(s), design, methodology, statistical considerations, and organization of ~~a trial~~ such clinical study. For the purposes of this CRADA, the term, Protocol, for clinical ~~research~~ studies involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in ~~the study~~ clinical studies conducted under this CRADA in accordance with the applicable Protocol.

“Protocol Review Committee” (or PRC) means the CTEP committee that reviews and approves studies involving NCI investigational agents and/or activities supported by ICD.

“Serious Adverse Event” or “SAE” means any AE that results in death, is life threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, results in a congenital anomaly/ birth defect.

~~“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research performed under this CRADA are described in Appendix A.~~

“Tarmogens” mean GlobeImmune’s whole, recombinant yeast genetically modified to express one or more protein targets to stimulate the immune system against diseased cells.

“Test Article” means, in accordance with 21 C.F.R. 50.3 (j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic, as which for the purposes of the clinical studies to be conducted under this CRADA shall be the Tarmogens identified in the Research Plan and Appendix B,~~that is used within the scope-of-the Research Plan~~. The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Unexpected Adverse Event” means any adverse experience that is not listed in the current labeling for the biological product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differ from the event because of greater severity or specificity. “Unexpected”, as used in this definition, refers to an adverse experience that has not been previously observed rather than from the perspective of such experience not being anticipated from the pharmacological properties of the pharmaceutical product.

Amend Article 3.1 to read as follows:

3.1	Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page and their respective employees, unless specifically stated elsewhere in the Agreement; provided, that Collaborator may use its Affiliates and qualified contractors to perform any of its obligations under this CRADA. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees, Affiliates or contractors who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

Amend Article 3.6 to read as follows:

3.6	Clinical Investigator Responsibilities.

3.6.1	The ICD Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to the PRC and IRB. In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the PRC and IRB before starting the research. The ~~research~~ clinical studies will be ~~done~~ performed in strict accordance with the Protocol(s). ~~and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties. Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the IRB.~~ Any previously approved Protocol which has been submitted to FDA may be amended as necessary. Minor changes to an approved Protocol will be reviewed and approved by DCTD prior to submission of the Protocol amendment to the FDA. Substantial changes to a Protocol that impact study design, patient population and drug supply will be discussed with Collaborator prior to CTEP approval and submission to the FDA, when feasible.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.6.2	Each Protocol will be forwarded electronically to Collaborator for review and comment approximately two weeks before it is reviewed by the PRC. Comments from Collaborator received by ICD before the PRC meeting will be discussed by the PRC, will be given due consideration, and will be incorporated into the Protocol, absent good cause. Comments from either the Collaborator or ICD that are agreed upon in the PRC meeting will be formatted as a consensus review, which is returned to the Clinical Investigator for necessary and/or suggested changes before the Protocol can be given final approval and submitted to the FDA. A copy of the final approved Protocol will be forwarded to Collaborator within 24 to 48 hours of its submission to the FDA.

Amend Article 3.7 to read as follows:

3.7	Investigational New Drug Applications.

3.7.1	~~If an IND is required~~, ICD, as indicated in the Research Plan, will ~~be the IND Sponsor and will~~ prepare and submit an IND. All Clinical Investigators participating in ICD-sponsored clinical trials must have completed registration documents on file (1572 forms) with ICD.

3.7.2	~~When ICD files the IND~~, Collaborator agrees to provide ICD background data and information necessary to support the IND. Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings including an IND and/or DMF sponsored by Collaborator. Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to ICD by the Collaborator pursuant to this Article 3. If ICD has provided information or data to assist Collaborator in its IND filing, ICD will provide a letter of cross reference to its MD and respond to inquiries related to information provided by ICD, as applicable.

3.7.3	If Collaborator supplies Confidential Information to ICD in support of an IND filed by ICD, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4	Collaborator may sponsor its own clinical trials for Tarmogens developed within or outside of the scope of this CRADA and hold its own IND for studies performed outside the scope of this CRADA or for studies within the scope of this CRADA as may be mutually agreed by the Parties. ~~These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan, for, example, by competing for the same study population~~. All data from ~~those~~ the clinical trials or studies conducted outside the scope of the CRADA by Collaborator are proprietary to Collaborator for purposes of this CRADA.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amend Article 3.8 to read as follows:

3.8	Test Article Information and Supply. Collaborator agrees to provide ICD without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade Test Article (and, as required by the Protocol(s), Placebo) to complete the clinical ~~trial(s)~~ studies based on the Research Plan and Protocol mutually agreed ~~to and approved~~ upon by the Parties under this CRADA. ICD will provide to Collaborator at least six (6) months in advance of the required delivery date of such supply. Updated forecasts will be provided for the amounts of Test Article anticipated for ongoing and anticipated mutually agreed upon clinical studies conducted under this CRADA. Collaborator further agrees to provide draft Investigational Agent labels to the NCI Pharmaceutical Management Branch (PMB) for review and agrees to reasonable labeling revisions to comply with ICD label guidelines, which guidelines shall be provided to Collaborator sufficiently in advance. NCI NSC (National Service Center) numbers provided by ICD will be required to be on the label of Investigational Agent for all ICD-sponsored clinical trials. Collaborator will provide a Certificate of Analysis to ICD for each lot of the finished Test Article provided.

Amend Article 3.9 to read as follows:

3.9	Test Article Delivery and Usage. Collaborator will ship the Test Article and, if required, Placebo to ICD in containers marked in accordance with 21 C.F.R. § 312.6. ICD agrees that the ICD Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol(s) and applicable FDA regulations. In addition, ICD agrees that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for the conduct of the CRADA research and development activities. Furthermore, ICD agrees that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator at Collaborator’s expense. ~~Pharmacy contacts at ICD will be determined by ICD and communicated to Collaborator.~~ The contact person for ICD will be Mr. Charles Hall, Chief, Pharmaceutical Management Branch (Telephone Number 301-496-5725) and the Collaborator contact will be Ms. Aline Oliver (Telephone Number: 303-625-2745), if Ms. Oliver is not reasonably available, then the contact will be John Frenz, Vice President of Operations (Telephone Number: 303-625-2880), or such other person designated by Collaborator in writing.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amend Article 3.10 to read as follows:

3.10	Monitoring.

3.10.1	ICD will be responsible for monitoring the conduct of the Protocol(s) and for assuring the quality of all clinical data, unless otherwise stated in the Research Plan. Monitoring will be performed in accordance with the ICD guidelines as described on the following website: http://ctep.cancer.gov/monitoring/index.html.

3.10.2	Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times, ICD will permit Collaborator or its designee(s) access to ICD clinical site to monitor the conduct of the research,. Collaborator may also make arrangements with ICD ~~as well as~~ to audit ~~source documents containing~~ Raw Data, at Collaborator’s expense, to the extent necessary to verify compliance with FDA Good Clinical Practice ~~(International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997))~~ and the Protocol(s). With reasonable advance notice and at reasonable times, ICD will also permit Collaborator or its designee(s) to review and audit CRADA Data, at Collaborator’s expense, to the extent necessary to support an NDA (New Drug Application) filing with FDA.

Amend Article 3.11 to read as follows:

3.11	FDA Meetings/Communications. All formal meetings with the FDA concerning any clinical ~~trial~~ studies to be conducted within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. ICD will provide Collaborator with copies of all FDA meeting minutes, ~~all~~ transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party (provided that, to the extent reasonably practicable, ICD will redact such third party proprietary information and provide such redacted documents to Collaborator) or dissemination is prohibited by applicable law.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Add the following Article 3.12:

3.12	Regulatory Inspections. Each Party shall promptly notify the other Party of any FDA or other regulatory inspections of its facilities or operations relating to the Study of which it becomes aware relating to Test Article. Collaborator and ICD shall each have the opportunity to receive a copy of any response to FDA relating to such inspection.

Add the following Article 3.13:

3.13	Visits and Review by Collaborator. Collaborator or Collaborator’s representatives may visit and/or meet with ICD employees (including but not limited to the ICD PI) and examine the site at ICD where the clinical studies will be conducted upon reasonable advance notice and during normal business hours to observe the progress of the studies and review all documents, data, information, and materials relating to the studies. ICD shall assist Collaborator in scheduling such visits.

Amend Article 4.1 to read as follows:

4.1	Interim Research and Development Reports. The CRADA PIs ~~should exchange information regularly, in writing~~ will exchange information and interim progress reports regularly, in writing, on a schedule to be agreed upon by the Parties. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, ~~Steering Committee reports~~, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

Amend Article 4.4 to read as follows:

4.4	Safety Reports. ~~In accordance with FDA requirements ICD, as the IND Sponsor, will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable regulations. In the conduct of research under this CRADA, the Parties will comply with specific ICD guidelines and policies for reporting ADEs and AEs, as well as procedures specified in the Protocol(s). ICD must provide Collaborator with copies of all Safety Reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA~~. ICD shall report all Serious and/or Unexpected Adverse Events to FDA in accordance with the reporting obligations of 21 CFR 312.32.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.4.1	Within 24 to 48 hours of notification to FDA of any SAE related to Test Article affecting the safety of Human Subjects in clinical studies conducted under this CRADA that requires expedited reporting to the FDA (either a 7-day or 15-day report), ICD will notify Collaborator’s Chief Medical Officer or such other Collaborator designee and provide all related reports to Collaborator. All other Adverse Event reports received by ICD shall be reported to the FDA consistent with 21 CFR 312.32 and 312.33.

4.4.2	Within 24 to 48 hours of notification to FDA of any SAE affecting the safety of Human Subjects in clinical studies for Tarmogens within or outside the scope of this CRADA that requires expedited reporting to the FDA (either a 7-day or 15-day report), Collaborator or its designee will notify and provide all related reports to ICD.

4.4.3	When feasible, Parties will notify each other of any SAE covered by sections 4.4.1 or 4.4.2 in advance of notifying FDA. In the event that Collaborator informs the FDA of any Serious and/or Unexpected Adverse Events, Collaborator must notify ICD at the same time by sending the reports to CTEPSupportAE@tech-res.com. ICD will then notify the Clinical Investigator(s) conducting studies under ICD-sponsored protocols, if appropriate.

Amend Article 4.5 to read as follows:

4.5	Annual Reports. ICD will provide Collaborator a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8. Collaborator will provide ICD with a copy of its Annual Report to the FDA if Collaborator is sponsoring studies of Investigational Agent under its own IND.

Amend Article 5.4 to read as follows:

5.4	Capital Equipment. Collaborator’s commitment, if any, to provide ICD with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to ICD the capital equipment or provides funds for ICD to purchase it, then ICD will own the equipment. If Collaborator loans capital equipment to ICD for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and ICD will not be liable for any damage to the equipment, except to the extent due to the negligence or willful misconduct of ICD employees or to the material breach of this Agreement by ICD.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amend Article 6.1 to read as follows:

6.1	Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, ~~all copies of CRADA Data,~~ invented solely by its employees, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all CRADA Materials developed jointly. The Parties will own jointly all CRADA Data, with no obligation to account for each Party’s use of CRADA Data, regardless of authorship subject to Article 8.2.1.

Amend Article 6.3 to read as follows:

6.3	Filing of Patent Applications. Each Party will ~~make timely decisions regarding the~~ be responsible for filing of Patent Applications ~~on the CRADA~~ for its own Subject Inventions ~~made solely by its employee(s),~~ in a timely manner and at its own expense, and will ~~notify~~ promptly inform the other Party in advance of any such filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within ~~sixty~~ ninety (~~6~~ 90) days of an Invention being reported or at least ~~thirty~~ sixty (~~3~~ 60) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then, after providing Collaborator prior written notice of its intentions, PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the National Institutes of Health, an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

Amend Article 6.5 to read as follows:

6.5	Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. ~~If Collaborator elects to file and prosecute Patent Applications on~~ The

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

prosecuting Party with respect to any joint CRADA Subject Inventions ~~then Collaborator agrees to~~ will use the U.S.P.T.O. Customer Number Practice and/or grant ~~PHS a~~ the nonprosecuting Party associate power(s) of attorney (or its equivalent) as necessary to ~~assure PHS~~ adequately protect the nonprosecuting Party’s access to its intellectual property rights in ~~these~~ such Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents. If licensing is contemplated by Collaborator, the Parties will consult each other with respect to the prosecution of Patent Applications for such CRADA Subject Inventions solely owned by ICD pursuant to this CRADA.

Amend Article 7.2 to read as follows:

7.2	Collaborator’s License Option to CRADA Subject Inventions. With respect to any CRADA Subject Invention made solely by an ICD employee, PHS hereby grants to Collaborator [*] license, for [*]. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s), agent(s), or contractor(s) for which a Patent Application was filed, PHS hereby grants to Collaborator [*] option to elect [*] license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed ~~the scope of the Research Plan~~. [*]. Each Party shall take and shall require its applicable employees to take such actions as deemed reasonably necessary by the owning Party, at such Party’s request and expense, including without limitation, executing all necessary documents to affect the allocation of ownership described herein. Should ICD anticipate the need to involve contractors to fulfill its obligations under this CRADA, ICD shall so notify Collaborator in advance. Upon mutual consent of the Parties and should the research be supportive of further clinical studies which will require the involvement of extramural clinical sites managed by CTEP, the Parties agree to amend this CRADA. Such amendment will contain provisions noting that CTEP shall ensure in any such Funding Agreement that CTEP will include provisions granting Collaborator those rights described in CTEP’s Intellectual Property Option to Collaborators in each Funding Agreement with an extramural clinical site. For purposes of this Paragraph 7.2, a “Funding Agreement” shall be defined as a contract, grant or cooperative agreement entered into between a Federal agency and another party for the performance of experimental, developmental or research work funded in whole or in part by the Federal Government. However, ICD’s contractors or grantees are not parties to the CRADA and this CRADA does not grant to Collaborator any rights to Inventions made by ICD’s contractors or grantees.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amend Article 7.3 to read as follows:

7.3	Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the ICD Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions,” which will be made available to Collaborator and will initiate a negotiation period that expires [*] after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this [*] period, the negotiation period will be extended to expire [*] after PHS so responds, during which [*] period Collaborator may accept in writing the final license proposal of PHS. [*]. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

Amend Article 8.2 to read as follows:

8.2	Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Parties may share CRADA Data or CRADA Materials or any other Confidential Information disclosed by the other Party under this CRADA with their Affiliates, employees, agents or contractors provided the obligations of (and with respect to Collaborator with its investors and/or partners) provided such persons and entities have a need to know and are bound by obligations no less restrictive than those set forth in this Article 8.2. are simultaneously conveyed.

8.2.1	CRADA Data. Collaborator and ICD will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

8.2.2	CRADA Materials. Collaborator and ICD will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts”, December 1999, available at http://ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials ~~are the subject of a pending Patent Application or a Patent, or were created using a patent pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them.~~ contain or comprise Tarmogens any transfer, distribution or disclosure of such materials by ICD to third parties requires the prior written consent of Collaborator. If such joint CRADA Materials contain or comprise ICD Materials, any transfer, distribution or disclosure of such materials by Collaborator to third parties requires the prior written consent of ICD. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

Amend Article 8.3 to read as follows:

8.3	Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all ~~this~~ of its Confidential ~~i~~Information disclosed to the other Party. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within ~~fifteen~~ thirty (~~15~~ 30) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party; provided that such Party can demonstrate by competent written evidence that such information was not properly designated as Confidential Information.

Amend Article 8.5 to read as follows:

8.5	Human Subject Protection. The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46, and all research to be performed under this CRADA will conform to applicable federal laws and regulations. Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/). The confidentiality of IPI of subjects enrolled in studies at NIH facilities is protected pursuant to the Privacy Act (5 U.S.C. 552a, implementing regulations 45 CFR Part 5b). Any disclosure to Collaborator will be done in accordance with applicable law and regulations. ICD will provide a copy of the informed consent template to Collaborator for its records. All informed consent forms used in clinical studies conducted under this CRADA must identify the existence of Collaborator and Collaborator’s right to access and use IPI contained in the Raw Data as provided in Paragraph 3.10.2 above.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amend Article 8.6 to read as follows:

8.6	Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in the definition of “Confidential Information” under Article 2 or [*] after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized, which approval will not unreasonably be withheld, to the extent permitted by law.

Amend Article 8.7 to read as follows:

8.7	Publication. The Parties ~~are-encouraged~~ agree and acknowledge that compliance with the terms of this paragraph 8.7 is essential to maintaining the integrity of the research conducted under this CRADA and further research, development, and commercialization of products based on or incorporating the Test Article. Subject to the terms and conditions of this Agreement, the Parties are encouraged to make and shall have the right to make publicly available the results of their research and development activities hereunder. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed ~~manuscripts~~ publications and ~~three~~ seven (~~3~~ 7) days to review proposed abstracts of any presentation to assure that Confidential Information is protected, to file Patent Applications on subject matter contained therein, or to ensure the accuracy of the information. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to ~~thirty~~ six (~~3~~ 60) additional days as necessary to file a Patent Application.

Amend Article 9.1 to read as follows:

Article 9.	Representations and Warranties

9.1	Representations of ICD. ICD hereby represents to Collaborator that:

9.1.1	ICD has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that ICD’s official signing this CRADA has authority to ~~do-so~~ execute on behalf of and to bind ICD.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.1.2	To the best of its knowledge and belief, neither ICD nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should ICD or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, ICD will notify Collaborator within thirty (30) days of receipt of final notice.

Amend Article 9.2 to read as follows:

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to ICD that:

9.2.1	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2	Neither Collaborator nor, to the best of Collaborator’s knowledge and belief, any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify ICD within thirty (30) days of receipt of final notice.

9.2.3	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

9.2.4	As of the date of delivery to ICD, ~~T~~the Test Article provided ~~has been produced~~ by Collaborator to ICD hereunder for the conduct of clinical studies under this CRADA has been manufactured in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211 and ICH QA7, and meets the specifications cited in the Certificate of Analysis ~~and Investigator’s Brochure~~ provided to ICD.

Amend Article 10.2 to read as follows:

10.2	Termination by Mutual Consent. ICD and Collaborator may terminate this CRADA at any time by mutual written consent. In such event, the Parties shall specify the disposition of all property, CRADA Data, CRADA Subject Inventions, CRADA Materials, or Patent Applications and other work accomplished or in progress arising from or performed under this CRADA, all in accordance with the rights granted to the Parties under the terms of this CRADA, to the extent reasonably practical.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amend Article 10.6 to read as follows:

10.6	Supply if Collaborator ~~Failure-to~~ Terminates or Fails to Continue Development. If Collaborator terminates this CRADA or otherwise suspends development of the Test Article during the term of this CRADA in connection with any ongoing clinical study without the transfer of its active development efforts, assets, and obligations to a third party within ninety (90) days of discontinuation, Collaborator agrees that ~~ICD may~~ it shall continue ~~developing the Test Article. In that event, the following will apply:~~ to provide the Test Article (and Placebo, if applicable) with respect to all patients to be enrolled under any protocol(s) approved or active as of the effective date of termination of development; provided, however, that Collaborator will not be responsible to provide any Test Article to the extent that such action would pose a legitimate concern regarding the health or safety of such Human Subjects or such action would be prohibited by applicable law or regulation, the FDA, or the applicable IRB. Nothing contained in this Paragraph 10.6 shall be construed to obligate Collaborator to supply the Test Article after the applicable clinical study has been completed. In addition, in the event that a receiver is appointed for Collaborator, or Collaborator makes a general assignment for the benefit of its creditors; commences, or has commenced against it, proceedings under the United States bankruptcy code, which proceedings are not dismissed within sixty (60) days; or is liquidating, dissolving or ceasing business operations (each, an “Insolvency Event”), Collaborator hereby grants and agrees to grant ICD a nonexclusive, paid up license to manufacture and use the Test Article for the ICD’ s study or studies being completed under this Article.

~~10.6.1~~	~~Collaborator agrees to transfer to ICD all information necessary to enable abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Test Article (and Placebo, if any) in Collaborator’s inventory to ICD.~~

~~10.6.2~~	~~Further, Collaborator hereby grants to ICD a nonexclusive, irrevocable, world wide, paid up license to practice, or have practiced for or on behalf 4-the-Government, any Background Invention that Collaborator-may currently have or will obtain on the Test Article, its manufacture, or on~~

Amend Article 12.2 to read as follows:

12.2	Indemnification and Liability. Collaborator agrees to hold the United States Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses resulting from claims brought by third parties against the Government arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by ICD employees under this CRADA, unless due to the negligence or willful misconduct of ICD, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that ICD, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amend Article 12.3 to read as follows:

12.3	Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. ~~It~~ The affected Party will use ~~its best~~ commercially reasonable efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Amend Article 13.2 to read as follows:

13.2	Compliance with Law. ICD and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HI-IS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. § 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). ICD and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Federal Privacy Act and implementing regulations set forth at 45 CFR Part 5b and the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from ICD is properly licensed to receive the “select agent or toxin”.

Amend Article 13.10 to read as follows:

13.10

Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the other Party ~~for review and comment~~, to the extent reasonably practicable, at least five (5) business days before publication or release for review and comment and shall consider such Party’s comments in good faith, provided, that Collaborator’s obligations hereunder are subject to the requirements of any applicable laws and regulations, including all U.S. Securities and Exchange Commission requirements. Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

Amend Article 13.13 to read as follows:

13.13	Entire Agreement. This CRADA, together with all Appendices attached hereto, constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement between the Parties relating to the subject matter of this CRADA, including, without limitation the LOI and the corresponding terms of the Model PHS CRADA referred to in Article 1.

Amend Article 13.14 to read as follows:

13.14	Survivability. The provisions of Paragraphs 3.3, 3.4, ~~3.8~~, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA

Add Article 13.15:

13.15	Equitable Relief. The Parties hereby agree that a breach of the terms and conditions of this CRADA may cause irreparable damage to the other Party for which recovery of damages could be inadequate, and that such other Party will be entitled to seek timely injunctive relief under this CRADA, as well as such further relief as may be granted by a court of competent jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL	GlobleImmune, Inc.-NCI CRADA # 02264

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX D

LETTER OF INTENT FOR CRADA #02264

(SEE ATTACHED)

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

July 30, 2007

GlobeImmune, Inc.

1450 Infinite Dr.

Louisville CO 80027

Re:	Letter of Intent for a Cooperative Research and Development Agreement (“CRADA”)

NCI CRADA #2264

NCI Principal Investigator: Jeffrey Schlom, Ph.D. (NCI, CCR, LTIB)

Collaborator Investigator: Alex Franzusoff, Ph.D.

Title:	Preclinical and Clinical Development of Yeast-Based Tarmogens Expressing Tumor-Associated Antigens for Cancer Immunotherapy

Dear Dr. Franzusoff:

It is my understanding that a cooperative research and development project between the parties referenced below is being considered. Accordingly, until the formal Cooperative Research and Development Agreement (CRADA) is reviewed by the CRADA Subcommittee and approved by the Director, National Cancer Institute (NCI), this Letter is offered to permit the joint research to commence. However, in the case of human clinical trials which are a part of the subject CRADA, the parties agree that all such trials which may begin prior to the execution of the formal CRADA shall be preceded by the appropriate regulatory approvals (U.S. Food and Drug Administration IND approval or international equivalents thereof).

It is acknowledged by the parties below that cooperative research pursuant to the Research Plan, attached as Appendix A, will be conducted informally by the NCI Principal Investigator and Collaborator pending formal approval of the CRADA. It is further acknowledged that patentable inventions may be made by NIH employees and employees of the Collaborator. Pursuant to its authority under the Federal Technology Transfer Act of 1986, as amended, NCI agrees that should this CRADA be approved, it will have retroactive effect to the date that the last party has executed this Letter for any inventions that may be made under this Research Plan. NCI further agrees that should this CRADA be approved it will have retroactive effect to the date that the last party has executed this Letter for confidentiality obligations specified in the NIH Model CRADA.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The NIH Model CRADA provisions for the protection of proprietary information are incorporated in this Letter by reference and are considered controlling during the period of informal joint research. These provisions include, but are not limited to Articles 2 and 8.1-8.7. The NIH Model CRADA for Intramural Clinical Research is attached as Appendix B. Furthermore, this Letter replaces and supersedes: 1. Material Transfer Agreement, NCI Reference #23623, executed between the parties on May 11, 2007; 2. Collaboration Agreement, NCI Reference #23090, executed between the parties on June 1, 2007; 3. Confidential Disclosure Agreement, NCI Reference #5675, executed between the parties on October 18, 2006; and 4. Collaboration Agreement, NCI Reference #17530, executed between the parties on August 2, 2005.

You understand, however, that this Letter is not a commitment on the part of either party to enter into a CRADA. Further, this Letter is effective for a term not to exceed six (6) months. The six month term may be extended upon mutual agreement of the parties in successive one (1) month increments, provided the CRADA is under active negotiation and the collaborative research is continuing. Assuming that the necessary approvals are forthcoming, we look forward to a successful collaboration.

Sincerely,

/s/ Karen Maurey
Karen Maurey, M.S. Director, Technology Transfer Center, NCI

AGREED AND ACCEPTED:

National Cancer Institute	GlobeImmune, Inc.

/s/ Anna D. Barker	/s/ Jeffrey Rona
Anna D. Barker, Ph.D. Deputy Director	Jeffrey Rona Chief Business Officer

8/02/07	8/15/07
Date	Date

Attachments:

Appendix A (Research Plan)

Appendix B (Model CRADA for Intramural Clinical Research, 2005)

Letter of Intent Material Transfer Agreement

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Letter of Intent for Proposed CRADA #2264

APPENDIX A: LETTER OF INTENT RESEARCH PLAN

Preclinical and Clinical Development of Yeast-Based Tarmogens Expressing

Tumor-Associated Antigens for Cancer Immunotherapy

National Cancer Institute (NCI) Investigator:

Dr. Jeffrey Schlom

GlobeImmune, Inc. (GlobeImmune) Investigator:

Dr. Alex Franzusoff

The goal of this collaboration is to test the potential therapeutic benefit of administering GlobeImmune’s proprietary whole recombinant heat-killed yeast used to express one or more antigens, including, without limitation, any derivative or modification thereof (sometimes referred to herein as “Tarmogens”) harboring tumor antigens for the treatment of cancer in animals and in humans. Yeast delivered tumor antigens activate innate immunity as well as antigen-specific immune responses. The use of yeast-based vaccines has been shown to be effective for cancer immunotherapy in preclinical animal models. A Phase I trial performed by GlobeImmune demonstrated that administering GI-4000 yeast Tarmogens expressing a mutated Ras gene was well-tolerated (no drug-related serious adverse events and adverse events confined to self-resolving injection site reactions and mild constitutional symptoms) and was immunogenic in 33 subjects with metastatic colorectal and pancreas cancer. There are two other clinical studies being performed by GlobeImmune. A randomized, placebo-controlled Phase 2 trial is underway at multiple centers to test GI-4000 mutated Ras-expressing yeast in combination with adjuvant gemcitabine in subjects with newly resected pancreas cancer. In addition, the GI-5005 yeast Tarmogen expressing two hepatitis C virus (HCV) proteins is being tested in a randomized, placebo-controlled Phase lb trial in subjects with chronic HCV infection. The interim results from that trial confirm that administration of yeast-based immunotherapeutic products is well-tolerated and immunogenic for yeast-expressed antigens in humans. The dual contributions to immune activation arise from the inherent “adjuvant-like” properties of yeast combined with direct delivery of the expressed tumor antigen for processing and presentation to the immune system.

A number of preclinical models and vaccine strategies have been developed in Dr. Schlom’s lab and previously used to investigate the therapeutic benefits of cancer vaccines against cancer. In these approaches, tumor-associated antigens (TAAs) which are primarily expressed in human tumor cells and not expressed or minimally expressed in normal tissues are employed to generate a tumor-specific immune response that results in tumor destruction. The initiation of an effective T-cell immune response to antigens requires two signals. The first one is antigen specific via the peptide/major histocompatibility complex, and the second or “costimulatory” signal is required for cytokine production, proliferation, and other aspects of T-cell activation. The use of three costimulatory molecules such as B7.1 ICAM-1 and LFA-3 (TRICOM®) has been shown to act in synergy with several tumor antigens and antigen epitopes to activate T-cells, in recombinant poxvirus delivery and expression systems. These TAAs have included carcinoembryonic antigen (CEA), prostate-specific antigen (PSA), and MUC-1.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The initial studies proposed in this Letter of Intent Research Plan. (the “Research Plan”) involve the preclinical testing of GlobeImmune’s Tarmogens expressing CEA, which is overexpressed in a number of epithelial ductal cancers, including non-small cell lung, gastrointestinal (colorectal, pancreas), breast, and ovarian cancers. This shall be accomplished by GlobeImmune engineering Tarmogens to optimally express CEA and providing sufficient amounts of the Tarmogens to NCI to enable NCI to perform the necessary immunogenicity studies. NCI will test the Tarmogens in several animal models, including the CEA transgenic mouse with colon tumor cells transduced with human CEA. In addition, several additional tumor antigens, including Brachyury, [*]are proposed to be engineered into Tarmogens for preclinical testing. Based upon the results of the preclinical testing, clinical studies will be planned and conducted as mutually agreed upon by the parties in writing.

Studies to be conducted by GlobeImmune:

[*]

GlobeImmune, Inc. will provide to NCI Tarmogens and other proprietary materials and proprietary data and information related to the Tarmogens and product yeast characterization (the “GI Materials”) as described herein. The GI Materials shall be considered the confidential information of GlobeImmune, and GlobeImmune shall retain all right and title in and to any GI Materials made available to NCI under this Research Plan and all intellectual property rights related thereto.

Studies to be conducted by NCI:

[*]

NCI will share data obtained from studies 1 through 5 with GlobeImmune, Inc. Clinical studies of recombinant yeast vaccines expressing other antigens will be planned and conducted based upon the results of preclinical studies and as mutually agreed upon by the parties in writing

Joint efforts:

1)	Prepare manuscripts, presentations, and reports

2)	Jointly analyze all data

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MATERIAL TRANSFER AGREEMENT

for CRADA Letter of Intent

This Material Transfer Agreement (“MTA”) has been adopted for use by the National Cancer Institute (“NCI”) for all transfers of research material (“Research Material”) for research to be performed under a Cooperative Research and Development Agreement (CRADA) Letter of Intent, whether NCI is identified below as its Provider or Recipient.

Provider: NCI

Recipient: GlobeImmune, Inc.

Proposed CRADA #2264 entitled “Preclinical and Clinical Development of Yeast-Based Tarmogens Expressing Tumor-Associated Antigens for Cancer Immunotherapy”

1. Provider agrees to transfer to Recipient’s Investigator the following Research Material:

[*]

2. THIS RESEARCH MATERIAL MAY NOT BE USED IN HUMAN SUBJECTS. The Research Material will only be used for research purposes by Recipient’s investigator in his/her laboratory, for the research project described in the Research Plan of the CRADA Letter of Intent (Appendix A), under suitable containment conditions. Recipient agrees to comply with all Federal rules and regulations applicable to the Research Plan and the handling of the Research Material.

2(a). Was the Research Material collected according to 45 CFR Part 46, “Protection of Human Subjects”?

☐ Yes (Please provide Assurance Number:                    )

☐ No

☒ Not Applicable (Research Material not collected from humans)

4. In all oral presentations or written publications concerning the Research Project, Recipient will acknowledge Provider’s contribution of this Research Material unless requested otherwise,

5. This Research Material represents a significant investment on the part of Provider and is considered proprietary to Provider. Recipient’s investigator therefore agrees to retain control over this Research Material and further agrees not to transfer the Research Material to other people not under her or his direct supervision without advance written approval of Provider. Provider reserves the right to distribute the Research Material to others and to use it for its own purposes. When the Research Project is completed, the Research Material will be disposed of, if directed by Provider.

6. This Research Material is provided as a service to the research community. IT IS BEING SUPPLIED TO RECIPIENT WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Provider makes no representations that the use of the Research Material will not infringe any patent or proprietary rights of third parties.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7. No indemnification for any loss, claim, damage, or liability is intended or provided by any party under this agreement. Each party shall be liable for any loss, claim, damage, or liability that said party incurs as a result of its activities under this Agreement, except that NIT-I, as an agency of the United States, assumes liability only to the extent as provided under the Federal Tort Claims Act, 28 U.S.C. 2671 et seq.

8. The term of this MTA shall be the same as that of the Letter of Intent, including any extensions. Should the CRADA be executed, this agreement shall be superceded by the terms of the CRADA. Should the CRADA not be executed, this agreement shall expire at the same time as the expiration or termination of the Letter of Intent.

9. The undersigned Provider and Recipient expressly certify and affirm that the contents of any statements made herein are truthful and accurate.

10. This MTA shall be construed in accordance with Federal law as applied by the Federal courts in the District of Columbia.

SIGNATURES BEGIN ON NEXT PAGE

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LOI Material Transfer Agreement	CRADA #2264

For GlobeImmune, Inc.

9 Aug 07	/s/ Alex Franzusoff
Date	Alex Franzusoff, Ph.D. Vice President of Research and Development

15 Aug 07	/s/ Jeffrey Rona
Date	Jeffrey Rona Chief Business Officer

GlobeImmune, Inc. 1450 Infinite Drive Louisville, CO 80027

For the National Cancer Institute

07/31/07	/s/ Kathleen Carroll
Date	Kathleen Carroll, Ph.D., MBA Associate Director, Technology Transfer Center

Provider’s Official and Mailing Address:

NCI Technology Transfer Center 6120 Executive Blvd., Suite 450 Rockville, MD 20852

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. § 38013812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fine(s) and/or imprisonment).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL	GlobeImmune, Inc.-NCI CRADA # 02264

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR INTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX E

FIRST AMENDMENT, LETTER OF INTENT FOR CRADA #02264

(SEE ATTACHED)

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

FIRST AMENDMENT

To Letter of Intent for Proposed CRADA #2264

Preclinical and Clinical Development of Yeast-Based Tarmogens Expressing Tumor Associated Antigens for Cancer Immunotherapy

This first amendment (the “Amendment”) to the Letter of Intent (LOI), which was effective as of August 15, 2007; for a Proposed Cooperative Research and Development Agreement (CRADA) #2264, entitled “1’ reclittical and Clinical Development of Yeast-Based Tarmogens Expressing Tumor-Associated Antigens for Cancer Immunotherapy” is entered into by and between National Cancer Institute (“NCI”) and GlobeImmune, Inc. (“Collaborator”) to extend the term of the LOI. These changes are set forth below, and except for these changes, all other provisions of the original LOI remain unaffected and in full force and effect, This Amendment may be executed simultaneously in two Counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. One original is to remain with the National Cancer institute and the other is to remain with the Collaborator.

1. The last paragraph of the LOI is deleted in-its entirety and replaced with the following:

“You understand, however, that this Letter is not a commitment on the part of either party to enter into a CRADA. Further, the term of this Letter shall commence as of August 15, 2007 and shall continue until August 15, 2008, provided that the term may be extended by mutual written agreement of the parties.”

ACCEPTED AND AGREED:

For the National Cancer Institute:

/s/ Anna D. Barker	1/23/08
Anna D. Barker Deputy Director, NCI	Date

/s/ Jeffrey Rona	1-16-08
Jeffrey Rona Chief Business Officer	Date